As filed with the Securities and Exchange Commission on January 31, 2014

Registration No. 333-174635

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174635

UNDER

THE SECURITIES ACT OF 1933

LONE PINE RESOURCES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-3779606 (I.R.S. Employer Identification No.)

Suite 1100, 640-5 Avenue SW, Calgary, Alberta,

Canada, T2P 3G4

(Address of Principal Executive Offices, Including Zip Code)

LONE PINE RESOURCES INC. 2011 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Corporation Service Company

2711 Centreville Road, Suite 400

Wilmington, Delaware 19808

(302) 636-5440

(Name, Address and Telephone Number of Agent For Service)

copy to:

Charles R. Kraus

Vice President, General Counsel & Corporate Secretary

Lone Pine Resources Inc.

Suite 1100, 640-5th Avenue SW

Calgary, Alberta Canada T2P 3G4

(403) 292-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-174635, which was filed with the Securities and Exchange Commission on June 1, 2011 to register 7,500,000 shares of common stock, par value US$0.01 per share, under the Lone Pine Resources Inc. 2011 Stock Incentive Plan (the “Registration Statement”), is filed by Lone Pine Resources Inc., a Delaware corporation (the “Company”), and deregisters all unsold securities registered for issuance under the Registration Statement.

On January 31, 2014, the Company implemented its First Amended and Restated Plan of Compromise and Arrangement (the “Plan”) pursuant to which all previously outstanding shares of the Company’s common stock were cancelled.  As a result, the Company has terminated all offerings of its securities pursuant to the Registration Statement.  Accordingly, the Company is filing this Post-Effective Amendment pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, remove from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada, on this 31st day of January, 2014.

LONE PINE RESOURCES INC.

By:	/s/ Charles R. Kraus
Charles R. Kraus
Vice President, General Counsel & Corporate Secretary

Note:  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act.